Q4 2022Stockholder Letter

Q4 2022 | Stockholder letter 2 To Our Fellow Stockholders As 2022 came to a close, some of the macro headwinds that had impacted our business started to ease. While there is much more improvement needed before past imbalances are reversed, we believe that our hard work and focus on enhancing our product set during the past year puts us in a strong position to serve our dealers as inventory recovers across our industry. New vehicle inventories are starting to recover. After only modest progress during the first half of 2022, new vehicle inventories started to rebuild in earnest from August through November, with gains of more than 100K units added in each month, according to Motor Intelligence. By December, inventories had risen to approximately 1.58 million units, up 54% from approximately one million units in December 2021 and 38% from 1.15 million units seen in June 2022. Inventories continued to build in January 2023, rising to 1.62 million units. Source: Motor Intelligence

Q4 2022 | Stockholder letter 3 Source: TrueCar Early January Only The rising trend seen during the second half of 2022 was a clear improvement from the previous year. Since this growth is from a low baseline, it will likely be several quarters before we return to more typical levels for the industry. Inventory gains were also not uniform across automobile manufacturers (OEMs); domestic OEMs garnered the majority (73%) of the increase through December 2022 while Japanese (19%) and Korean OEMs (3%) saw more modest inventory increases. The limited supply of new vehicles seen over the past few years will have repercussions for the used market beyond the current year as the supply of one- to three-year-old cars, desired by used car buyers, becomes increasingly scarce. We are seeing this across dealer inventory on TrueCar.com with the percentage of one- to three-year-old vehicles declining to 36% of used car inventory in early January 2023 from approximately 53% of used inventory in 2019. Additionally, leasing declined to 18% of new cars in the third quarter of 2022 from approximately 27% in both 2020 and 20211. Lower lease percentages will also drive the supply of one- to three-year-old cars lower and potentially create sourcing and inventory challenges for the used market in the coming quarters. 1 Experian: State of the Automotive Finance Market, Q3 2022

Q4 2022 | Stockholder letter 4 Dealers consistently tell us that used vehicle acquisition is a major priority for them and we are committed to helping them source these vehicles. We plan to build on the success of our lead-based Sell Your Car offering and add support for remote trade-ins. As part of this, we will look to enable market-based valuations that provide dealers and consumers with a realistic, market-sensitive valuation for trade-ins. We are also preparing to transition to a new product as the source for valuation data for trade-ins and Sell Your Car, and away from Accu-Trade. When available, we expect this new offering to be more attractive and more relevant to our dealers and consumers. Over time, we believe it will also be more economically beneficial for TrueCar. Since more than 39% of new vehicles and 27% of used vehicles sold at franchise dealerships in 2021 had a trade-in2, we expect this new offering to be a relevant and “sticky” product for our dealer customers. We expect to continue to use Accu-Trade through May 1. Vehicle affordability remains an issue. While the growing supply of new vehicles is encouraging, the combination of still-high vehicle prices and rising interest rates means that affordability remains an issue for many consumers. Prices for new vehicles, as measured by the Consumer Price Index (CPI) continued to rise during the fourth quarter, but the pace of the increase slowed as the quarter ended. Dealers have started to adjust their pricing practices as more supply has become available on their lots. The average list price for a new vehicle on TrueCar.com was approximately $48,000 in December 2022, up about 5% year over year but moderating from the 25% year over year rise seen in December 2021. In addition, the percentage of new vehicle sales above Manufacturer’s Suggested Retail Price (MSRP) declined to 49% across the industry in December 2022 and 47% in January 2023. While this is still high, it marks an improvement from the 65% of new vehicle sales above MSRP seen in December 2021. After declining over the past two years, OEM incentives grew 24% month over month in December 2022. While December’s incentives were lower by 26% on a year over year basis, there are emerging signs that new supply and incentives may help bring more new vehicle shoppers back into the market. These early signals suggest that consumers looking to buy a new vehicle may get some relief in 2023, however this improvement will also take time to be more widely felt and rising interest rates are a complicating factor. In the meantime, the average monthly payment on a new vehicle rose to $743 during the fourth quarter of 2022 from $667, $612, and $595 in the fourth quarters of 2021, 2020, and 2019, respectively. During Q4 2022, the average down payment on a new car loan increased by about 17% from a year ago even as the amount financed only grew by 3% during this time, an indication that consumers are searching for ways to manage their monthly payments. 2 NADA Data 2021 Annual Financial Profile of America’s Franchised New-Car Dealerships

Listing Prices
TrueCar Platform
$55K
$50K
$45K
$40K
$35K
$30K
$25K
$36,563
$48K
YoY 5%
Dec '20
Jun '21
Dec '21
Jun '22
Dec '22


Incentives
Total Industry
$6K
$5K
$4K
$3K
$2K
$1K
$0K
$3,926
$1,335
YoY -26%
Dec '20
Jun '21
Dec '21
Jun '22
Dec '22


% of Sales Over MSRP
Total Industry
75%
50%
25%
0%
6%
49%
YoY -25%
Dec '20
Jun '21
Dec '21
Jun '22
Dec '22

Source: TrueCar and Motor Intelligence

Prices for used vehicles, as measured by the CPI, began to recede from their peaks starting in the late summer. We continued to see this downward trend in both December 2022 and January 2023, with both months declining month over month and year over year. The growing supply of new vehicles potentially signals further declines in used prices ahead. Data from TrueCar.com shows that fewer new vehicle shoppers selected a used alternative during the fourth quarter as more new vehicle inventory became available. The decline for used vehicles is only a partial retracement in prices that are still fairly high by historical standards, however interest rates for used vehicle buyers have also risen, resulting in monthly payments that averaged $585 for a used vehicle in December 2022 as compared to $546 in the prior year. Based on our review, buyers appear to be making higher down payments and trying to shorten loan terms to reduce their monthly payments.

Franchise dealers are starting to return; however, some churn is expected for independents. Net dealer counts for our core leads-based business increased during Q4, driven by growth in franchise dealers, while independent dealers saw some attrition. Franchise dealers that left our platform when new vehicle inventories were low have started to return. Throughout 2023 and subsequently, we intend to focus on bringing more and more of these dealers back to our network and adding new ones. However, in light of the softening demand, price volatility and the inventory dynamics impacting the used side of the market, we anticipate increased churn for independent dealers in the coming months.

The sharp price declines and lower demand in the used vehicle market likely means that some independent dealers will experience pressure on their gross profit per vehicle and will look to conserve cash. Some smaller independent dealers may go out of business, while others will be acquired by larger dealers. Many will employ expense-saving measures to conserve cash until conditions stabilize. We are already starting to see some of this take place.

TrueCar Q4 2022 | Stockholder letter 5

Q4 2022 | Stockholder letter 6 TrueCar operates a full marketplace that includes small, privately-owned independent dealers and larger, public dealerships, including vertically integrated digital operators that focus on the used market. We remain committed to the used vehicle market and see many opportunities ahead to help dealers source vehicles and grow their sales volumes. TrueCar+ update. After establishing a solid foundation in Florida, we announced the expansion of TrueCar+ into five additional states in the Southeast (Alabama, Georgia, North Carolina, South Carolina, and Tennessee) during the fourth quarter. We also continued to add and curate participating dealers and the inventory available through TrueCar+. As we enter new markets, our approach to signing dealers for TrueCar+ will be different from that for our leads-based business, where absolute dealer counts give us market coverage and inventory. Our focus with TrueCar+ will be on attracting digitally-forward dealers and helping them broaden their market reach and impact to drive higher sales. Therefore, while growing our dealer counts for our leads-based business is a focus in 2023, the TrueCar+ network of participating dealers is going to be a more curated group. After spending the past year testing TrueCar+ in the Florida market, adding new features and enhancing the experience for dealers and consumers, we’ve demonstrated that our marketplace attracts high-intent, profitable shoppers. During this time, dealers on TrueCar+ have seen 2 to 3 times improvement on close rates and a 63% reduction in days to close. In 2022, approximately 1,290 consumers applied for credit and received lender approval through the TrueCar+ platform. Additionally, during the fourth quarter, TrueCar+ shoppers with a dealer-approved reservation who added at least one protection plan or accessory to their vehicle, added approximately $4,700 worth of optional plans or accessories, on average. Our teams have been taking these and other performance measures to dealers across the new states we have entered with TrueCar+, with the goal of bringing on dealers who are committed to providing a superior digital car buying experience in addition to the experience they deliver on their showroom floors. Each new state that we enter will have different dynamics and as we expand from state to state, we will continue to take learnings from each new market to improve our TrueCar+ marketplace experience for both dealers and consumers. Vehicle shoppers in our TrueCar+ marketplace are currently able to find their car, get full credit approval from a dealer’s preferred lending partners, and customize their desired vehicle by adding accessories and protection products offered by the dealer. In the first quarter of 2023, we plan to enable an order confirmation that will effectively represent the fully baked deal on the dealership’s terms, after which the deal will be ready for review and fulfillment.

TrueCar+ Dealer Testimonials



"TrueCar is a trusted source to consumers and with TrueCar+ we've been able to experience a new avenue to attract customers that are further down the buying funnel."

Devin Stotts, Corporate Internet Director

Maus Family Auto



"With the TrueCar+ program, we wanted to reach more customers online from all over the country and be able to offer a seamless and transparent purchase experience. We have been a partner with TrueCar for many years and have witnessed their continued growth with adding new business partners, along with solutions to online purchases. [TrueCar+] allows us to compete with all digital retailing solutions and reach a vast majority of clients."

Ray Kahn, Internet Manager

Gettel Acura

TrueCar+ Consumer Feedback[3]

Mario T.
2021 Cadillac Escalade

I liked that your program delivered the vehicle straight to my house, even though I was out of state. My favorite part about [TrueCar+] is that it was a one stop shop, particularly that it included financing. It was the first online buying program that I had seen that included everything from the initial locating of the vehicle to the delivery to my home.

Sarina O.
2017 Dodge Charger

I like that I was able to navigate the site to find the specific features and the website was very user friendly according to my specifications. The favorite part was how easy it was, I didn't have to start all over on the site when selecting another portion of the site. [I also like] the pricing and how fast and easy [TrueCar+] is to fill out.

Jimmy R.
2016 Ford Focus

I like the simplicity, the filters helped me find the specific vehicle, it provides the best deal category and helps me decide what price is the best. Everything (simplicity, filters, deal category) on [TrueCar+] sets [it] apart. The program made it 10 times easier to search and find the specific vehicle. I like that it stated I was pre-qualified for a vehicle on the credit application. It was helpful. The program was straightforward.

[3] TrueCar+ consumer feedback shown is lightly edited and uncompensated.

TrueCar **Q4 2022** | Stockholder letter 7

Q4 2022 | Stockholder letter 8 Digital Motors acquisition continues to yield benefits. We continue to derive synergies from our acquisition of Digital Motors in mid-2022 and accelerate our product roadmap. Recently, we upgraded the TrueCar+ credit offering, replacing a third-party provider with our own credit engine and greatly expanding lender coverage from fewer than 50 to more than 1,500 auto lenders nationwide. As a result of this expansion, TrueCar+ dealers can easily find and configure their preferred lenders, which makes the onboarding process much simpler and will support higher credit approval rates for consumers. Our proprietary algorithm matches consumer with lenders based on the creditworthiness of the consumer and appetite of the lender. Consumers shopping in the TrueCar+ marketplace can receive their credit approval within minutes and select from any approved lender offer before entering the fulfillment stage of the online car buying process. Importantly, TrueCar now owns the strategic core competency of a compliant and secure lender integration, which opens up additional opportunities to enhance and refine the purchase flow in the future, a flexibility that we would not have had with a third party. Over the longer term, it also gives us the opportunity to broaden the partners who can participate in our TrueCar+ marketplace. We will continue to evaluate future opportunities for smart, tuck-in acquisitions that may help us accelerate our product roadmap.

Q4 2022 | Stockholder letter 9 Updated subscription packages launched. Over the past year, we made significant investments in product and technology that allowed us to develop and launch exciting new offerings for both new and used vehicles. We are starting 2023 with an expanded set of products to take to our dealers that includes TrueCar+, Distance Retailing, and Sell Your Car, among others to help franchise and independent dealers grow their sales volumes. We launched three new subscription packages for 2023 that are aligned to the value that our products can deliver to our dealers. During the course of this year, we plan to move away from the legacy pay- per-sale model. We are as committed as ever to helping our dealers grow their unit volumes and, as we shift towards a subscription model, we will focus on growing our Monthly Recurring Revenue (MRR). Our teams are signing up dealers to our new subscription packages and while there may be some that leave in response to these changes, we believe the new structure offers the flexibility for dealers to choose the package that best serves their needs. As the market starts to shift from being purely supply-driven to one where demand generation and a robust digital presence will increasingly be important, we are ready to help our dealers sell more new and used vehicles. In closing, we’ve made significant progress over the past year in expanding our product portfolio, which includes TrueCar+. Our sales teams are taking these offerings into the market with updated pricing tied to the value they offer and aligned with our commitment to help dealers grow their sales volumes. We are encouraged by emerging signs that the headwinds for our business caused by supply imbalances are starting to ease although vehicle affordability remains a challenge. It is still early in the recovery given the severity of imbalances seen over the past two years; therefore, we anticipate some choppiness over the next several months. Our top priorities in 2023 are to rebuild our core business, expand the market footprint for TrueCar+, lean into the used vehicle market, and to focus our marketing efforts on converting our healthy top-of-funnel traffic into sales for our dealers. To embrace the opportunities we have identified for 2023, we reorganized our senior leadership team and added essential new hires to assure the successful execution against these key priorities in 2023. Jantoon Reigersman, who previously held the role of both Chief Financial Officer and Chief Operating Officer, is now our Chief Operating Officer, in a dedicated role that initially will focus on rebuilding our core business, broadening the rollout and adoption of TrueCar+, and overseeing our marketing plan to convert our robust top-of-funnel traffic. Jantoon has demonstrated that he is an effective leader and his influence over the operating functions will help ensure that our entire company remains focused on innovation that can be quickly scaled to deliver value to dealers and consumers.

Q4 2022 | Stockholder letter 10 Michael Darrow President and Chief Executive Officer Jantoon Reigersman Chief Operating Officer Teresa Luong Chief Financial Officer We promoted Teresa Luong to Chief Financial Officer from SVP of Finance, recognizing her extensive knowledge of our company and the many critical roles she has played since joining TrueCar in 2014, which includes helping to take the company public and overseeing financial reporting, technical accounting, tax, forecasting and business planning. We welcomed Jay Ku as our first Chief Commerce Officer, a newly created role, to which he will bring his extensive experience in full-funnel marketing and conversion. Additionally, Jay will be responsible for scaling the TrueCar brand across multiple channels and helping us convert the millions of unique monthly visitors who visit our sites into sales for our dealers. Jay will report to Jantoon. We also welcomed Jay Nieman to lead our field sales team as our Head of Sales, in December. Jay has a proven track record in managing field sales and operations teams and he has quickly become a hands-on leader for the sales organization. Jay reports to Jantoon and will lead our efforts to rebuild our core dealer network and expand our Truecar+ footprint Our cost structure is in good shape, and we expect to have ample cash on our balance sheet to support our strategic priorities. Based on our current plan, we expect to achieve double-digit, year-over-year revenue growth and breakeven or positive adjusted EBITDA by the fourth quarter of 2023. These are exciting times for our company, and we look forward to sharing more about our progress with you in the quarters ahead.

Q4 2022 | Stockholder letter 11 Technology and Product Updates We maintained an unwavering focus on enhancing both our TrueCar.com and TrueCar+ experiences for consumers and dealers during the fourth quarter. Our ability to bring new dealer- and consumer- facing enhancements and offerings to market quickly is underpinned by ongoing improvements to our technology infrastructure. Architecture enhancements to accelerate time to market. During the fourth quarter, we implemented several enhancements to our technology architecture to enhance our performance and time to market as we prepare to scale TrueCar+ in the coming months. We completed our migration to GraphQL, a next generation API (application programming interface) architecture, that delivers improved page speed performance and will allow for faster development and rapid changes while improving API code sharing capabilities. This migration will serve us well as the management of APIs has grown more and more complex over time and the use of mobile devices to access data continues to rise. We also made several infrastructure improvements including the upgrade of our Amazon Elastic Cloud instances to ones powered by AMD EPYC™ CPUs, to reduce cost, while increasing our speed of development and flexibility to respond to change. AI Recommendations engine launched. We are leveraging the power of Artificial Intelligence (AI) to enhance our outreach to both dealers and consumers across TrueCar.com and our TrueCar+ marketplace with our recently launched AI Recommendations engine. We have already seen the early benefits of our AI Recommendations engine through its support of consumer-focused email campaigns and outreach to dealers. These early uses are just the beginning as we seek to leverage AI in new campaigns, outreach, and upcoming features within our marketplace. Aftermarket accessories catalog expanded. We recently expanded our TrueCar+ accessories catalog from 12,000 in October to approximately 28,000 unique aftermarket accessories and parts across all major OEMs. This comprehensive catalog includes images, videos, and brochures. It employs logic and fitment rules that are specific to the year, make, model and trim of a vehicle, to ensure that the accessories and parts shown to shoppers match the vehicle being considered. TrueCar+ continues to have what we believe is the most comprehensive multi-brand online accessories offering in any automotive online marketplace. This expansion also means that dealers can choose from a broader array of parts and accessories to offer through our marketplace; having such a comprehensive selection available also helps make the onboarding process for new dealers easier.

TrueCar+
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TrueCar+ dealer self-service introduced. New self-service capabilities launched in TrueCar+, allow dealers that are interested in joining our TrueCar+ marketplace to onboard at their own pace. Dealers also have the ability to load and configure their protection products and aftermarket accessories through an easy-to-navigate process. Further, dealers can manage price updates directly to ensure that the latest prices for their vehicle inventory are reflected within TrueCar+. As we enter new markets, we expect these self-service features to help us scale TrueCar+ quickly and efficiently.

TrueCar Q4 2022 | Stockholder letter 12

Q4 2022 | Stockholder letter 13 TrueCar.com Homepage Freeform Search Bar TrueCar vehicle search enhanced. To improve the shopping experience for consumers who visit our TrueCar.com home page, we recently added a freeform search bar, providing shoppers with an easy- to-locate omnisearch feature that lets them quickly locate a new, used, or certified pre-owned vehicle across our dealers’ inventory. We believe this search feature is particularly relevant for shoppers who know the type of vehicle they are looking for.

Universal delivery launched. We broadened the vehicle delivery service provided to TrueCar's dealers to cover all their customer logistics needs. This allows dealers to deliver a vehicle anywhere inside the contiguous U.S. to any customer, regardless of whether they are a TrueCar shopper. As a result, dealers can leverage delivery capabilities offered through TrueCar and benefit from affordable rates and reliable transporters. The delivery landing page inside the TrueCar Dealer Portal gives dealers an easy-to-use interface from where they can submit, locate, and monitor status updates and see all current and past deliveries, in one place. Extending this service demonstrates TrueCar's responsiveness to its dealers and helps make these relationships stickier, in our view.

Universal Delivery



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Jackson Blacklock
New 2022 Jeep Grand Cherokee FWD
MAJ3S2FESMC418036 | #21259
Processing
March 5th, 2022 at 8:04 AM
Delivery
Franco Lopez
New 2021 Jeep Wrangler
MAJ3S2FESMC418036 | #21259
Processing
March 5th, 2022 at 8:04 AM
Trade-In
Amy VanHuizen
New 2021 VW Tiguan Premium
MAJ3S2FESMC418036 | #21259
Confirmed: Ready for Pickup
March 5th, 2022 at 8:04 AM
Delivery
Emily Lee
New 2020 Mazda CX-5
JKJ3S2FESMC418036 | #20250
Completed
March 5th, 2022 at 8:04 AM
Delivery
Jackson Blacklock
New 2022 Jeep Grand Cherokee
LMJ3S2FESMC418036 | #40038
Schedule Delivery
March 5th, 2022 at 8:04 AM
Delivery
Jamie Carruthers
New 2021 Ford EcoSport S FWD
MAJ3S2FESMC418036 | #21259
Completed
March 5th, 2022 at 8:04 AM
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James Trufant
jtrufant3@gmail.com
Navarre, FL 32566
James Ellison
Jamesellison315@gmail.com
Jacksonville, FL 32205
Dalton James Samon
Daltonsamon58@gmail.com
5271 98th Ter N
Pinellas Park, FL 33782

TrueCar Q4 2022 | Stockholder letter 14

EV incentives page available. The Electric Vehicle (EV) category was one of the few bright spots in a difficult past year for the automotive market. Consumer interest in EVs remains high and OEMs are preparing to launch multiple new offerings in coming months and years. In addition to this, the Biden administration has introduced incentives to encourage adoption. We continue to strengthen our position and coverage of EVs to make TrueCar a destination for consumers who are considering the purchase of a new or used EV. Through research, buying guides, rankings, and other focused content, TrueCar seeks to help consumers make informed decisions as they determine which EV is right for them. Further, we launched an EV incentives page that lets vehicle shoppers determine which incentives are available to them based on where they live, helping to make the EV they are considering more affordable.

TrueCar EV Incentives


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Entering your information makes it easier to find specific incentives for which you qualify.
For example, low- and moderate-income consumers are eligible for increased rebates on EVs.
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Cash Rebate (1)
California Clean Vehicle Rebate Project
California Air Resources Board (CARB)

TrueCar **Q4 2022** | Stockholder letter 15

Q4 2022 | Stockholder letter 16 TrueCar Military DrivenToDrive In November 2022, TrueCar, was proud to award the 8th vehicle through our DrivenToDrive initiative in partnership with DAV (Disabled American Veterans) and AutoNation, to Marine Lance Cpl. Leonard “Len” Johnson (Ret.). While serving in Vietnam, a grenade explosion left Johnson wounded and riddled with shrapnel. He recuperated at the Philadelphia Naval Hospital and although released from service, Len continued to volunteer and help others over the next five decades, with the majority of his work focused on homebound veterans. Len has served in many leadership roles at DAV, including state commander of Pennsylvania. Currently, he’s serving on the Veteran’s Advisory Commission as a state benefits advocate. Len used his vehicle, a 2000 Ford Explorer with more than 300,000 miles on it, to pick up items from his fellow veterans’ homes, deliver them to the local DAV office, and to organize toy drives for local children in need. Johnson has been awarded the Purple Heart, Republic of Vietnam Cross of Gallantry, Good Conduct Medal, National Defense Medal, Combat Action Ribbon, and Presidential Unit Citation in recognition of his bravery and service. To honor his bravery and commitment to others, Johnson was presented with a new Chevy Traverse to ensure that he is able to continue his important service and volunteer work. TrueCar’s DrivenToDrive initiative was inspired by Army Ranger and DrivenToDrive ambassador, Cory Remsburg, who was severely injured while serving in Afghanistan. For more information about DrivenToDrive, visit https://www.truecar.com/driventodrive. Lance Corporal Len Johnson (back row, center) with past DrivenToDrive recipients and TrueCar’s President and CEO, Mike Darrow and Chief Communications Officer, Beth Mach.

Q4 2022 | Stockholder letter 17 Market Environment During the fourth quarter, we started to see a more meaningful recovery in new vehicle inventories as global supply chain issues eased. These inventory gains are encouraging, however, since they are off a low baseline and concentrated mainly among domestic OEMs, it will probably be some time before they become more widespread across the industry. Vehicle sales trends. Light vehicle seasonally adjusted annual rate (SAAR) averaged 14.3 million units during the fourth quarter, with October marking the peak at 15.3 million units followed by declines in each subsequent month, to 13.4 million units by December. Light vehicle SAAR increased 4.1% year over year and 17.7% month over month to 15.7 million units in January 2023. Vehicle price trends. During the fourth quarter, approximately 54% of new vehicles sold above their Manufacturer’s Suggested Retail Price (MSRP), based on our analysis. This continued to moderate from 63% seen in Q3, 66% in Q2 and 64% in Q1. However, December 2022 marked the first time since August 2021 that this percentage dipped below the 50% mark. The average new vehicle list price was approximately $48,000 in Q4, also rising by approximately 5% from the previous year but was unchanged from Q3. During December, the average new vehicle list price rose 0.6% from November while the average used vehicle declined 1.6%. Source: U.S. Bureau of Economic Analysis

Q4 2022 | Stockholder letter 18 In December 2022, the Consumer Price Index (CPI) for new vehicles rose 5.9% year over year, the slowest year-over-year increase since June 2021. Month over month, the December CPI for new vehicles increased by 0.06%. The CPI for new vehicles continued its slow rise in January 2023, up 5.8% year over year and 0.46% month over month. The cost of financing a new vehicle continued to rise during the fourth quarter, adding to affordability concerns. Based on our review, the average interest rate on new auto loans increased to approximately 6.7% in December from 6.0% in September. In January 2023, the average rate on a new car loan increased to 7.0%. While prices for new vehicles continued to rise, albeit slowly, in late December, OEM incentives for new vehicles increased 24% month over month to $1,335. However, incentives remain modest when compared to an average of $1,816 for December 2021 and more than $3,900 in December 2020. As new vehicle inventories rise and the gains become more widespread, we may see OEMs increase incentives. For now, the combination of still-high prices, rising rates and modest OEM incentives mean that there is still upward pressure on the monthly payments for new cars, as we discussed earlier. Source: U.S. Bureau of Economic Analysis

Q4 2022 | Stockholder letter 19 The CPI for used cars and trucks receded 11.6% in December 2022 from its summer peak seen in July 2022, based on data from the Bureau of Labor Statistics. The December 2022 CPI for used cars and trucks also dipped by 8.8% year over year and 2.4% month over month. The CPI for used cars and trucks declined further to start 2023 with January’s reading lower by 11.6% year over year and by 1.6% month over month. We have seen interest rates on used car auto loans march higher. The average interest rate for used auto loans rose to approximately 10% in December 2022 from 9.1% in September. Average interest rates for used auto loans remained at approximately 10.4% in January 2023.

Q4 2022 | Stockholder letter 20 (4) Refer to the accompanying financial tables for further details and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure located at the end of this letter. (5) Average Monthly Unique Visitors. Revenue $36.7 million vs. $45.9 million in Q4 2021 Traffic(5) 7.4 million vs. 7.4 million in Q4 2021 Net Loss ($18.1) million vs. ($15.8) million in Q4 2021 Dealers 12,072 vs. 12,495 in Q4 2021 Adj. EBITDA(4) ($10.0) million vs. ($3.4) million in Q4 2021 Units 77k vs. 101k in Q4 2021 Cash & Equivalents $175.5 million vs. $245.2 million in Q4 2021 Monetization $475/unit vs. $450/unit in Q4 2021 Fourth Quarter 2022 Financial Highlights Revenue: $36.7 million, down 20.1% year over year and 6.1% sequentially, due primarily to softness in our unit volumes as a result of limited dealer inventories and increasing affordability concerns for consumers, a combination that we believe stems mainly from a slow rebuild of new vehicle inventory and from elevated prices for vehicles and rising interest rates. Net Loss: $(18.1) million, as compared to $(15.8) million in the fourth quarter of 2021 and $(77.1) million in the third quarter of 2022, which included a one-time goodwill impairment charge of $59.8 million. Adjusted EBITDA: (4) $(10.0) million, as compared to $(3.4) million in the fourth quarter of 2021 and $(8.7) million in the third quarter of 2022. Financial Flexibility: Our balance sheet remained strong with cash and equivalents of approximately $175.5 million as of December 31, 2022, and no debt. Fourth Quarter 2022 Metrics

Q4 2022 | Stockholder letter 21 Q4 2022 Financial Discussion Revenue Revenue of $36.7 million declined 20.1% year over year and 6.1% sequentially. The year-over-year and sequential revenue declines were mainly due to softness in our unit volume brought on by continuing elevated prices for vehicles, limited new vehicle inventories across dealers and rising interest rates, which resulted in lower dealer revenue. Pay-per-sale transaction revenue accounted for approximately 19.5% of dealer revenue during the fourth quarter as compared to 21.2% in the fourth quarter of 2021 and 20.8% in the third quarter. Independent dealer revenue also declined 20.5% year-over-year and 10.5% sequentially due to slowing demand for used vehicles and challenging market conditions for some independent dealers. OEM incentive and other revenue ended the quarter at $0.8 million and $0.1 million, respectively, with OEM incentive revenue down from the $1.4 million reported in the year-ago fourth quarter, as marketing and incentive spend by OEMs remained low. Sequentially, OEM incentive revenue was down $0.4 million from the $1.2 million reported for the third quarter of 2022. Fourth Quarter Metrics Dealer count at the end of the fourth quarter was 12,072, comprising 7,924 franchise dealers and 4,148 independent dealers. Independent dealer count increased 3.4% year- over-year and decreased 1.1% sequentially while franchise dealer count declined by 6.6% year-over-year and rose 1.9% sequentially. This divergence between franchise and independent dealer counts is representative of the broader trends seen across the new and used vehicle markets.

Q4 2022 | Stockholder letter 22 Total fourth-quarter units were 77K as compared to 101K during the same quarter last year and 82K in the third quarter of 2022. Total units declined by 24.1% year over year with new units experiencing a greater relative decline. On a year-over-year basis and consistent with demand trends and the greater constraints seen in the availability of new vehicles, used vehicles as a percentage of total units increased to 49.8% from 44.5% in the fourth quarter of last year. Sequentially, the mix of new and used vehicles was comparable with the third quarter of 2022.

Q4 2022 | Stockholder letter 23 Monetization increased per unit to $475 from $450 during the fourth quarter of 2021 and was relatively flat compared to $473 in the third quarter of 2022. The year-over-year increase in monetization was primarily the result of the additions of our Sell Your Car and Distance Retailing offerings in 2022 and to a lesser extent, improved franchise and independent dealer subscription monetization. Consumer traffic averaged 7.4 million monthly unique visitors in the fourth quarter of 2022, comparable to the 7.4 million seen during the fourth quarter of 2021. Sequentially, consumer traffic was down from the 7.6 million seen during the third quarter of 2022, with the fourth quarter trending lower due to seasonality. Expense and Margin (Reconciliations of non-GAAP metrics used in this letter to their nearest GAAP equivalents are provided at the end of this letter). Fourth-quarter gross profit, defined as revenues less cost of revenue, was $33.1 million with a gross margin of 90.3%, relatively flat compared to 90.1% in the third quarter of 2022. Technology and development expenses were $11.7 million on a GAAP basis and $10.6 million on a non-GAAP basis in the fourth quarter of 2022, up 22.4% and 24.5% year-over- year, respectively. Sequentially, technology and development expenses decreased 8.1% and 8.6% on a GAAP and non- GAAP basis, respectively. These year-over-year increases were primarily driven by higher headcount costs, partially due to the acquisition of Digital Motors, as we continue to invest in TrueCar+, the expansion of our product portfolio, and the enhancement of our existing core offering. Sequentially, the decreases were a result of lower consulting costs in the fourth quarter of 2022.

Q4 2022 | Stockholder letter 24 General and administrative expenses were $10.1 million on a GAAP basis and $7.8 million on a non- GAAP basis in the fourth quarter of 2022, down 9.3% year-over-year and 13.5%, respectively. These decreases were primarily due to lower facilities related expenses that resulted from the reduction of our physical footprint and lower headcount costs. Sequentially, general and administrative expenses decreased 11.5% and 6.9% on a GAAP and non-GAAP basis, respectively. On a GAAP basis, the sequential decline was primarily due to lower stock-based compensation expense and professional fees. On a non-GAAP basis, the sequential decline was due to lower professional fees and facilities related expenses. Sales and marketing, our largest expense category, was $26.0 million on a GAAP basis and $24.7 million on a non-GAAP basis in the fourth quarter of 2022, down 6.0% and 6.5% year-over-year, respectively. Sequentially, sales and marketing expenses were both up 3.5% on a GAAP and non-GAAP basis, respectively. Within sales and marketing expense, TrueCar.com acquisition expense was $6.5 million, down 15.5% from $7.6 million in the year-ago fourth quarter and up 8.8% from $5.9 million in the prior quarter. Cost per sale for TrueCar.com units was $199, up 20.9% year-over-year and 17.0% sequentially. Partner marketing spend was $7.3 million in the fourth quarter, down 18.2% year-over-year and 3.0% on a sequential basis. Finally, headcount and other sales and marketing expenses were $11.0 million, up 11.2% year-over-year and 5.1% sequentially. The year-over-year and sequential increase was primarily due to higher travel expenses associated with the sales team as we continue the rollout of TrueCar+. In summary, we continued to manage our expenses while investing in strategic initiatives that we believe will put us in a stronger position as market conditions start to improve. Balance Sheet We ended the fourth quarter with approximately $175.5 million in cash and equivalents, as compared to $193.0 million at the end of the third quarter of 2022 and $245.2 million at the end of the fourth quarter of 2021. We continue to have no debt.

Q4 2022 | Stockholder letter 25 Live Call and Webcast Details TrueCar’s management will host a call to discuss fourth quarter financial results on Thursday, February 23, 2023 at 9:00 a.m. Eastern Time. A live webcast of the call can be accessed from the Investor Relations section of our website and by using this link. Investors and analysts can also participate in the call by dialing 1-877-870-4263 (domestic) or 1-412-317-0790 (international). An archived replay of the call will be available upon completion on the Investor Relations section of our website at ir.truecar.com. TrueCar has used and intends to continue to use its Investor Relations website (ir.truecar.com), LinkedIn (https://www.linkedin.com/company/truecar-inc-), Twitter (@TrueCar) and Facebook (www.facebook.com/TrueCar) as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. About TrueCar TrueCar is a leading automotive digital marketplace that lets auto buyers and sellers connect to our nationwide network of Certified Dealers. With access to an expansive inventory provided by our Certified Dealers, we are building the industry’s most personalized and efficient auto shopping experience as we seek to bring more of the process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new, used and Certified Pre-Owned vehicles. When they are ready, shoppers in TrueCar’s marketplace can connect with a Certified Dealer in our network who shares our belief that truth, transparency and fairness are the foundation of a great auto shopping experience. As part of our marketplace, TrueCar powers auto-buying programs for over 250 leading brands, including AARP, Sam’s Club, Navy Federal Credit Union and American Express. Investor relations: Zaineb Bokhari VP, Investor Relations investors@truecar.com Media: TrueCar media line: +1-844-469-8442 (US toll-free) pr@truecar.com

Q4 2022 | Stockholder letter 26 Forward-Looking Statements This document contains forward-looking statements. All statements contained herein other than statements of historical fact are forward-looking statements, including statements regarding our expected Adjusted EBITDA and expected revenue growth, our expectations regarding our balance sheet, revenue and cash flow, our market position, expansion plans and progress for TrueCar+, the success of our new product offerings, our ability to shift certain offerings to a subscription model and expand into new markets and geographies, our future growth and monetization opportunities, close rates, unit volumes, our ability to execute on our dealer acquisition and retention strategy, our success in sales conversion, our investments in product, technology, and marketing and brand awareness, the impact of new hires on our business strategy, and the macroeconomic environment, including automobile inventory levels, supply chain and other production constraints including ongoing semiconductor shortages, consumer and dealer demand, interest rates, inflationary trends and industry sales. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause our results to differ materially from those expressed or implied by such forward-looking statements, and include, among others, those risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the Securities and Exchange Commission, or SEC, and our Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward- looking statements we may make. All forward-looking statements in this press release are based on information available to our management as of the date of this press release and, except as required by law, management assumes no obligation to update those forward-looking statements, which speak only as of their respective dates. Use of Non-GAAP Financial Measures This document includes the Non-GAAP financial measure we refer to as Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) adjusted to exclude interest income, depreciation and amortization, stock-based compensation, gain (loss) from equity method investment including impairment charges, changes in the fair value of contingent consideration liability, goodwill impairment, other income, lease exit costs, impairment of ROU assets, transaction costs, and income taxes. We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. We use Adjusted EBITDA as an operating performance measure because it is (i) an integral part of our reporting and planning processes; (ii) used by our management and board of directors to assess

Q4 2022 | Stockholder letter 27 our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Adjusted EBITDA does not reflect the receipt of interest or the payment of income taxes; • Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; • although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments; • Adjusted EBITDA does not reflect the lease exit costs and the impairment charges on our right of use (“ROU”) assets associated with subleasing; • Adjusted EBITDA does not reflect the legal, accounting, consulting and other third-party fees and costs incurred by us in connection with the evaluation and negotiation of potential merger and acquisition transactions; • Adjusted EBITDA does not consider the dilutive impact of shares issued or to be issued in connection with stock-based compensation; and • Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss, our other GAAP results and various cash flow metrics. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

Q4 2022 | Stockholder letter 28 Financial Statements And Non-GAAP Financial Measures

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